Exhibit 99.1

FOR IMMEDIATE RELEASE

ERBA DIAGNOSTICS, INC. REPORTS

SECOND QUARTER 2013 FINANCIAL RESULTS

- - Revenues increased by 60% and gross profit up by 56% for the second quarter - -

- - Posts positive net income for the second quarter - -

- - Continuing integration and consolidation with its recently acquired subsidiary, Drew Scientific, expected to lead to higher revenues and lower operating expenses - -

Miami Lakes, FL, August 19, 2013 – ERBA Diagnostics, Inc. (NYSE MKT: ERB), a fully integrated in vitro diagnostics company, reported its financial results for the three months ended June 30, 2013. Sanjiv Suri, Interim Chief Executive Officer of ERBA Diagnostics, said “I am pleased to report a continuation in the second quarter of 2013 of the turnaround we are experiencing, with a significant year-over-year improvement from net loss in the second quarter of 2012 to positive net income in the second quarter of 2013, resulting from our recent acquisition of Drew Scientific. Our expenses from recurring operations have continued to stabilize through the second quarter of 2013. We have seen further growth in reagent sales in the second quarter of 2013.”

Mr. Suri continued, “Comparing the three months ended June 30, 2013 to the three months ended June 30, 2012, revenues grew 60% and gross profit grew 56%. We achieved operating income of $87,552 in the three months ended June 30, 2013 compared to an operating loss of $135,940 in the three months ended June 30, 2012. Comparing the six months ended June 30, 2013 to the six months ended June 30, 2012, revenues grew 58% and gross profit grew 50%. We achieved operating income of $151,383 in the six months ended June 30, 2013 compared to an operating loss of $255,424 in the six months ended June 30, 2012. For the remainder of 2013, we plan to continue to streamline our operations as well as to continue to implement a number of new initiatives in an effort to grow sales and product range, organically. As previously mentioned, we continue to explore potential acquisitions, both in the United States and internationally. These efforts are backed by our previously reported stock purchase agreement and warrant with our principal stockholder, ERBA Diagnostics Mannheim GmbH, which has already provided us with $11.95 million of equity funding and which has agreed to provide us with another $3.50 million pursuant to the stock purchase agreement and which has the right to provide us with an additional $14.55 million pursuant to the warrant.”

Financial Highlights for the Three Months ended June 30, 2013

Net revenues increased by $2,574,000 to $6,889,000 in the three months ended June 30, 2013 from $4,315,000 in the three months ended June 30, 2012. This net increase was attributed to the net revenues of $3,046,000 for Drew Scientific for 2013 offset by other factors from recurring operations resulting in a decrease of $472,000. This decrease of $472,000 consisted of a decrease in net revenues from legacy domestic operations of $297,000, to $2,559,000 in 2013 from $2,856,000 in 2012, and a decrease in net revenues from European operations of $175,000, including the effect of exchange rate fluctuations of the United States dollar relative to the Euro, to $1,284,000 in 2013 from $1,459,000 in 2012.

Gross profit increased by $1,238,000 to $3,443,000 in the three months ended June 30, 2013 from $2,205,000 in the three months ended June 30, 2012. This net increase was attributed to the gross profit of $1,354,000 for Drew Scientific for 2013 offset by other factors from recurring operations resulting in a decrease of $116,000. This decrease of $116,000 from recurring operations was primarily the result of lower domestic and European revenues.

Total operating expenses increased by $1,015,000 to $3,355,000 in the three months ended June 30, 2013 from $2,340,000 in the three months ended June 30, 2012. This increase was primarily attributed to the expenses of $1,053,000 for Drew Scientific for 2013. This increase of $1,015,000 was a result of increases in all three expense categories. Comparing 2013 to 2012, selling expenses increased by $386,000, general and administrative expenses increased by $490,000 and research and development expenses increased by $139,000.

Other income (expense) totaled an other income, net of $11,000 in the three months ended June 30, 2013 as compared to an other expense, net of $195,000 in the three months ended June 30, 2012. Amounts included in other income (expense), net in the 2013 and 2012 periods were primarily net foreign currency gains and losses, resulting from deposits held in Euros and transactions of our Italian subsidiary which were denominated in currencies other than its functional currency.

We generated net income of $87,000 in the three months ended June 30, 2013 (including net income of $266,000 for Drew Scientific) as compared to net loss of $359,000 in the three months ended June 30, 2012. Basic and diluted net income per common share was $0.00 in 2013 as compared to basic and diluted net loss per common share of $0.01 in 2012.

Financial Highlights for Six Months ended June 30, 2013

Net revenues increased by $5,013,000 to $13,597,000 in the six months ended June 30, 2013 from $8,584,000 in the six months ended June 30, 2012. This net increase was attributed to the net revenues of $6,518,000 for Drew Scientific for 2013 offset by other factors from recurring operations resulting in a decrease of $1,505,000. This decrease of $1,505,000 consisted of a decrease in net revenues from legacy domestic operations of $894,000, to $4,820,000 in 2013 from $5,714,000 in 2012, and a decrease in net revenues from European operations of $610,000, including the effect of exchange rate fluctuations of the United States dollar relative to the Euro, to $2,260,000 in 2013 from $2,870,000 in 2012.

Gross profit increased by $2,163,000 to $6,490,000 in the six months ended June 30, 2013 from $4,327,000 in the six months ended June 30, 2012. This net increase was attributed to the gross profit of $2,706,000 for Drew Scientific for 2013 offset by other factors from recurring operations resulting in a decrease of $543,000. This decrease of $543,000 from recurring operations was primarily the result of lower domestic and European revenues.

Total operating expenses increased by $1,755,000 to $6,338,000 in the six months ended June 30, 2013 from $4,583,000 in the six months ended June 30, 2012. This increase was primarily attributed to the expenses of $1,913,000 for Drew Scientific for 2013. This increase of $1,755,000 was a result of increases in all three expense categories. Comparing 2013 to 2012, selling expenses increased by $704,000 general and administrative expenses increased by $763,000 and research and development expenses increased by $290,000.

Other income (expense) totaled an other expense, net of $258,000 in the six months ended June 30, 2013 as compared to an other income, net of $127,000 in the six months ended June 30, 2012. The decrease in other income to loss from 2012 to 2013 was primarily the result of acquisition and integration costs of $211,000 incurred in 2013.

We generated net loss of $160,000 in the six months ended June 30, 2013 (including net income of $713,000 for Drew Scientific) as compared to net loss of $437,000 in the six months ended June 30, 2012. Basic and diluted net loss per common share was $0.01 in 2013 as compared to basic and diluted net loss per common share of $0.01 in 2012.

About ERBA Diagnostics, Inc.

ERBA Diagnostics, Inc. (www.erbadiagnostics.com), headquartered in Miami Lakes, Florida, is a fully integrated in vitro diagnostics company that develops, manufactures and distributes in the United States and internationally, proprietary diagnostic reagents, test kits and instrumentation, primarily for autoimmune and infectious diseases, through its legacy subsidiaries – Diamedix Corporation (U.S.), Delta Biologicals S.r.l. (Europe) and ImmunoVision, Inc. (U.S.) – and through its recently acquired subsidiaries – Drew Scientific, Inc. (U.S.) and JAS Diagnostics, Inc. (U.S.).

Safe Harbor Statement

Except for the historical matters contained herein, statements in this press release are forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements involve risks and uncertainties that may affect the business and prospects of ERBA Diagnostics, Inc., including, without limitation, the risks and uncertainties related to: ERBA Diagnostics’ ability to successfully improve its financial condition, results of operations and cash flows; ERBA Diagnostics’ ability to successfully maintain its cost containment efforts and reduced expenses; ERBA Diagnostics’ ability to continue to maintain a stabilized level of expenses; ERBA Diagnostics’ ability to continue to achieve growth in the level of reagent sales; ERBA Diagnostics’ ability to successfully streamline operations, achieve revenue growth and increased product range; ERBA Diagnostics’ ability to successfully maintain stability in its cash flows and liquidity position; ERBA Diagnostics’ ability to successfully grow its business, sales and product range in the United States and other markets, whether organically or through acquisitions or otherwise, during the anticipated time frame or at all; ERBA Diagnostics may not be successful in identifying or consummating acquisitions or other strategic opportunities and any identified and consummated acquisition or other strategic opportunity may not be successfully integrated and may not result in synergies, operational efficiencies or other benefits anticipated and may not otherwise improve ERBA Diagnostics’ financial condition, operating results or cash position; ERBA Diagnostics’ ability to successfully integrate acquired businesses or products, including, without limitation, its ability to integrate its recently acquired subsidiaries – Drew Scientific, Inc. and JAS Diagnostics, Inc.; acquisitions of businesses and products, and the integration of acquired businesses and products, may disrupt ERBA Diagnostics’ business, distract its management and may not proceed as planned, including, without limitation, its acquisition of and its ability to integrate its recently acquired subsidiaries – Drew Scientific, Inc. and JAS Diagnostics, Inc.; the risks and uncertainties related to the transactions contemplated by ERBA Diagnostics’ stock purchase agreement with ERBA Diagnostics Mannheim GmbH, including, among other things, that the transactions contemplated to be consummated at the future closings under the stock purchase agreement may not be consummated on the contemplated terms, in the time frame anticipated, or at all, that the warrants may not be exercised, in whole or in part, by ERBA Diagnostics Mannheim, that ERBA Diagnostics Mannheim has the sole discretion regarding its decision of whether or not, and if so when, to exercise the warrants, in whole or in part, and such decision will be based upon considerations ERBA Diagnostics Mannheim deems to be appropriate, which may include, among other things, the future market price of ERBA Diagnostics’ common stock, which is subject to volatility and a number of other factors, many of which may be beyond ERBA Diagnostics’ control, and that, when deciding whether or not, and if so when, to exercise the warrants, in whole or in part, ERBA Diagnostics Mannheim’s interest may conflict with ERBA Diagnostics’ interests; economic, competitive, political, governmental and other factors affecting ERBA Diagnostics and its operations, markets and products. In addition to the risks and uncertainties set forth above, investors should consider the economic, competitive, governmental, technological and other risks and uncertainties discussed in ERBA Diagnostics’ filings with the Securities and Exchange Commission, including, without limitation, the risks and uncertainties discussed under the heading “Risk Factors” in such filings.

Company Contact:

Mohan Gopalkrishnan,

Vice President - Operations

g_mohan@erbadiagnostics.com

(305) 324-2300

ERBA Diagnostics, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

	June 30, 2013	December 31, 2012
	(Unaudited)
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$3,095,858	$4,125,818
Accounts receivable, net	6,802,259	6,369,165
Inventories, net	6,419,359	5,838,150
Other current assets	681,370	219,636
Total current assets	16,998,846	16,552,769

PROPERTY, PLANT AND EQUIPMENT:
Land	352,957	352,957
Buildings and improvements	3,149,582	3,068,607
Machinery and equipment	3,636,136	3,731,139
Furniture and fixtures	2,125,748	2,050,241
	9,264,423	9,202,944
Less accumulated depreciation	(7,719,951)	(7,605,984)
	1,544,472	1,596,960
OTHER ASSETS:
Intangible assets, net	1,645,284	1,812,048
Goodwill	3,494,619	3,494,619
Equipment on lease, net	562,123	585,321
Product license	282,936	282,936
Restricted deposits	183,317	148,040
Other assets	70,170	81,075
	6,238,449	6,404,039
Total assets	$24,781,767	$24,553,768

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$3,001,610	$3,064,516
Capital lease obligation, current	-	21,947
Deferred revenue	315,097	368,838
Revolving line of credit	1,489,661	822,635
Other accrued expenses	2,565,175	2,440,609
Total current liabilities	7,371,543	6,718,545

OTHER LONG-TERM LIABILITIES:
Deferred tax liabilities	538,468	509,365
Other long-term liabilities	932,045	993,980
Total other long-term liabilities	1,470,513	1,503,345

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY:
Common stock, par value $0.01, authorized
100,000,000 shares, issued and outstanding 43,658,221
as of June 30, 2013 and December 31, 2012	436,582	436,582
Additional paid-in capital	52,947,370	52,947,370
Accumulated deficit	(36,697,448)	(36,537,171)
Accumulated other comprehensive loss	(746,793)	(514,903)
Total shareholders’ equity	15,939,711	16,331,878
Total liabilities and shareholders’ equity	$24,781,767	$24,553,768

ERBA Diagnostics, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations and Comprehensive Loss

For the Three and Six Months Ended June 30, 2013 and 2012

(Unaudited)

Period Ended June 30,	Three months		Six months
	2013	2012	2013	2012
Net revenues	$6,889,259	$4,314,869	$13,597,366	$8,584,159
Cost of sales	3,446,659	2,110,415	7,107,592	4,257,366
Gross profit	3,442,600	2,204,454	6,489,774	4,326,793

Operating expenses:
Selling	1,378,709	992,734	2,682,190	1,979,627
General and administrative	1,595,480	1,105,355	2,928,224	2,164,742
Research and development	380,859	242,305	727,977	437,848
Total operating expenses	3,355,048	2,340,394	6,338,391	4,582,217

Income (loss) from operations	87,552	(135,940)	151,383	(255,424)

Other income (expense):
Interest income (expense)	(5,881)	(9,330)	(29,425)	(21,996)
Gain (loss) on foreign currency transactions	34,942	(188,870)	25,255	(103,194)
Acquisition and integration costs	-	-	(211,045)	-
Other income (expense), net	(17,580)	2,895	(43,193)	(1,417)
Total other income (expense), net	11,481	(195,305)	(258,408)	(126,607)

Income (loss) before income taxes	99,033	(331,245)	(107,025)	(382,031)

Provision for income taxes	11,700	27,435	52,694	55,104

Net income (loss)	87,333	(358,680)	(159,719)	(437,135)
Other comprehensive income (loss) foreign currency translation adjustments	(157,844)	(115,333)	(232,700)	(33,622)
Comprehensive income (loss)	$(70,511)	$(474,013)	$(391,609)	$(470,757)

Net income (loss) per share-basic and diluted	$0.00	($0.01)	($0.01)	($0.01)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:

Basic	43,658,221	34,892,653	43,658,221	34,642,103
Diluted	44,169,521	34,892,653	43,658,221	34,642,103